Exhibit 99-B.10



                Consent of Independent Auditors




The Board of Directors of Aetna Life Insurance and Annuity Company and Contractholders of Aetna Variable Annuity Account B:


We consent to the use of our report dated February 26, 1999, relating to the financial statements of the Aetna Variable Annuity Account B and our report dated February 3, 1999, relating to the consolidated financial statements of Aetna Life Insurance and Annuity Company, which are included in this Registration Statement on Form N-4 (File No. 333-87305) and to the references to our firm under the headings "Independent Auditors" in the Statement of Additional Information and "Condensed Financial Information" in the Prospectus.


                                                                   /s/ KPMG LLP


Hartford, Connecticut
February 7, 2000